                                                                                                                                                                                                                                                                             Exhibit 4.1

Second Supplemental

Indenture

between

Southern Union Company

and

The Bank of New York Trust Company, N.A., successor to JPMorgan Chase Bank, N.A., formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank (National Association), as Trustee

Dated as of October 23, 2006

2006 Series A Junior Subordinated

Notes Due November 1, 2066

-NY12533:207075.9

ARTICLE I

DEFINITIONS

SECTION 1.1.    Definition of Terms

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

SECTION 2.1.    Designation and Principal Amount
SECTION 2.2.    Maturity
SECTION 2.3.    Form and Payment
SECTION 2.4.    Exchange and Registration of Transfer of Notes; Restrictions on Transfers; Depositary
SECTION 2.5.    Interest
SECTION 2.6.    Event of Default

ARTICLE III

REDEMPTION OF THE NOTES

SECTION 3.1.    Special Event Redemption
SECTION 3.2.    Optional Redemption by Company
SECTION 3.3.    Notice of Redemption
SECTION 3.4.    No Sinking Fund

ARTICLE IV

OPTION TO DEFER INTEREST PAYMENTS

SECTION 4.1.    Option to Defer Interest Payments
SECTION 4.2.    Notice of Deferral

ARTICLE V

EXPENSES

SECTION 5.1.    Payment of Expenses
SECTION 5.2.    Payment upon Resignation or Removal

i

ARTICLE VI

SUBORDINATION

SECTION 6.1.    Agreement to Subordinate
SECTION 6.2.    Default on Senior Indebtedness
SECTION 6.3.    Liquidation; Dissolution; Bankruptcy
SECTION 6.4.    Subrogation
SECTION 6.5.    Trustee to Effectuate Subordination
SECTION 6.6.    Notice by the Company
SECTION 6.7.    Rights of the Trustee; Holders of Senior Indebtedness
SECTION 6.8.    Subordination May Not Be Impaired

ARTICLE VII

FORM OF NOTE

SECTION 7.1.    Form of Note

ARTICLE VIII

ORIGINAL ISSUE OF NOTES

SECTION 8.1.    Original Issue of Notes

ARTICLE IX

 MISCELLANEOUS

SECTION 9.1.    Ratification of Indenture; Second Supplemental Indenture Controls
SECTION 9.2.    Trustee Not Responsible for Recitals
SECTION 9.3.    Governing Law
SECTION 9.4.    Separability
SECTION 9.5.    Counterparts

ii
-NY12533:207075.9

SECOND SUPPLEMENTAL INDENTURE, dated as of October 23, 2006 (the “Second Supplemental Indenture”), between Southern Union Company, a Delaware corporation (the “Company”), and The Bank of New York Trust Company, N.A., successor to JP Morgan Chase Bank, N.A., formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank (National Association), as trustee (the “Trustee”) under the Indenture dated as of May 10, 1995, between the Company and the Trustee (the “Base Indenture” and, together with this Second Supplemental Indenture, the “Indenture”).

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s unsecured subordinated debt securities to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture, in an unlimited aggregate principal amount, which may be authenticated and delivered as provided in the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 7.20% 2006 Series A Junior Subordinated Notes due 2066 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Second Supplemental Indenture;

WHEREAS, the Company desires that this series of Notes be duly issued on October 23, 2006, pursuant to the Indenture and sold pursuant to the Underwriting Agreement (as defined below);

WHEREAS, the Company has offered to the purchasers (the “Underwriters”) named in Schedule I to the Underwriting Agreement, dated October 18, 2006 (the “Underwriting Agreement”), between the Underwriters and the Company $600,000,000 aggregate principal amount of its Notes; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture, all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company have been satisfied, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects:

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.   Definition of Terms. Unless the context otherwise requires:

(a)  a term defined in the Base Indenture has the same meaning when used in this Second Supplemental Indenture;

(b)  a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout this Second Supplemental Indenture;

(c)  the singular includes the plural and vice versa;

(d)  a reference to a Section or Article is to a Section or Article of this Second Supplemental Indenture;

(e)  headings are for convenience of reference only and do not affect interpretation;

(f)  terms used herein that are defined in the Trust Indenture Act, whether directly or by reference therein, have the meanings assigned to them therein;

(g)  the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article,
            Section or other subdivision; and

(h)  the following terms have the meanings given to them in this Section 1.1(h):

“Additional Interest” has the meaning specified in Section 2.5(a).

“Calculation Agent” means The Bank of New York Trust Company, N.A., or its successor appointed by the Company, acting as calculation agent.

“Change of Control” has the meaning specified in the definition of Change of Control Event.

“Change of Control Event” means the earliest date on which both of the following events have occurred: (i) any person or persons acting in concert or on behalf of any person(s) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the capital stock of the Company then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (whether or not any necessary approvals therefore have been obtained) (a “Change of Control”); and (ii) within 90 days after public notice of the occurrence of a Change of Control (which period will be extended so long as any rating is under publicly announced consideration of possible downgrade by any of the Rating Agencies), any Rating Agency publicly announces that in connection with, in anticipation of or as a result of, a Change of Control occurring, the corporate credit rating of the Company by such Rating Agency is withdrawn or downgraded to a rating of or below BBB- by S&P, Ba1 by Moody’s or BBB- by Fitch.

“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the time period from the redemption date to November 1, 2011 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term to maturity comparable to such time period. If no United States Treasury security has a maturity which is within a period from three months before to three months after November 1, 2011, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average, after excluding the highest and lowest such Reference Treasury Dealer Quotations, of up to five Reference Treasury Dealer Quotations for such redemption date, or (ii) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Coupon Rate” has the meaning specified in Section 2.5(a).

“Definitive Note Certificates” means Notes issued in definitive, fully registered form.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings Ltd., and any successor to its rating agency business.

“Fixed Coupon Rate” has the meaning specified in Section 2.5(a).

“Fixed Rate Period” has the meaning specified in Section 2.5(a).

“Floating Coupon Rate” has the meaning specified in Section 2.5(a).

“Floating Rate Period” has the meaning specified in Section 2.5(a).

“Global Note” has the meaning specified in Section 2.4(a).

“Inapplicable Covenants” has the meaning specified in Section 2.7.

“Interest Payment Date” has the meaning specified in Section 2.5(a).

“LIBOR Business Day” means any Business Day on which dealings in deposits in U.S. Dollars are transacted in the London Inter-Bank Market.

“LIBOR Interest Determination Date” means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.

“LIBOR Rate Reset Date” means, subject to Section 2.5(b), the 1st day of the months of February, May, August and November of each year commencing on November 1, 2011.

“Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Notes or (ii) as determined by a Quotation Agent as of the redemption date, the sum of the present value of each scheduled payment of interest on the Notes from the redemption date to November 1, 2011 and the present value of the principal amount of the Notes assuming, solely for purposes of this calculation, a scheduled payment of such principal on November 1, 2011, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 50 basis points.

“Moody’s” means Moody’s Investor Service, Inc., and any successor to its rating agency business.

“Notes” has the meaning specified in the second recital to this Second Supplemental Indenture.

“Optional Deferral Period” has the meaning specified in Section 4.1(a).

“Optional Redemption Price” has the meaning specified in Section 3.2.

“Primary Treasury Dealer” has the meaning specified in the definition of Quotation Agent.

“Quotation Agent” means one of Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., and their respective successors as selected by the Company; provided, however, that if all of these firms cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute another Primary Treasury Dealer as Quotation Agent.

“Rating Agency” means any of the Rating Agencies.

“Rating Agencies” means Moody’s, S&P and Fitch.

“Record Date” has the meaning specified in Section 2.5(a).

“Reference Treasury Dealer” means (i) Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and their respective successors; provided, however, that if any of these firms shall cease to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer for that firm; and (ii) up to two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury

Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“S&P” means Standard & Poor’s, a division of McGraw Hill Companies, Inc., and any successor to its rating agency business.

“Senior Indebtedness” means with respect to the Company, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor, including, without limitation, all obligations under its 7.60% Senior Notes due 2024, 8.25% Senior Notes due 2029, 2.75% Senior Notes due 2006, Term Notes due 2005, First Mortgage Bonds due 2006 to 2029 and 4.375% Senior Notes due 2008; (ii) all capital, synthetic or financial lease obligations of such obligor; (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such obligor for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) any other indebtedness or obligations of such obligor with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; (vi) all obligations of the type referred to in clauses (i) through (v) of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (A) any such indebtedness that is by its terms subordinated to or pari passu with the Notes, as the case may be, and (B) any indebtedness between or among any obligor and its Affiliates.

“Special Event” means either a Tax Event or a Change of Control Event.

“Special Event Redemption Price” means the Make-Whole Amount.

“Stated Maturity” has the meaning specified in Section 2.2.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel experienced in such matters (“Tax Event Opinion”), to the effect that, as a result of (i) any amendment to, change in or announced prospective change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or (ii) any official administrative written decision, pronouncement or action, or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, decision or action is announced on or after the date of original issuance of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not or within 90 days of the date of such opinion, will not be deductible, in whole or in part, by the Company for United States federal income tax purposes.

“Tax Event Opinion” has the meaning specified in the definition of Tax Event.

“Telerate Page 3750” means the display designated as “Telerate page 3750” on Moneyline Telerate, Inc. (or such other page as may replace “Telerate page 3750” on such service) or such other service displaying the London Inter-Bank offered rates of major banks, as may replace Moneyline Telerate, Inc.

“Three-Month LIBOR Rate” means the rate determined in accordance with the following provisions:

(1) On the LIBOR Interest Determination Date, the Calculation Agent or its affiliate will determine the Three-Month LIBOR Rate which shall be the rate for deposits in U.S. Dollars having a three-month maturity which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.

(2) If no rate appears on Telerate Page 3750 on the LIBOR Interest Determination Date, the Calculation Agent or its affiliate will request the principal London offices of four major reference banks in the London Inter-Bank Market, to provide it with their offered quotations for deposits in U.S. Dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. Dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent or its affiliate for loans in U.S. Dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. Dollars in that market at that time. If the banks selected by the Calculation Agent or its affiliate are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR Interest Determination Date will be the rate in effect on that LIBOR Interest Determination Date.

“Treasury Rate” means (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the time period from the redemption date to November 1, 2011, (if no maturity is within three months before or after such time period, yields for the two published maturities most closely corresponding to such time period shall be determined by the Quotation Agent and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Underwriters” has the meaning specified in the fourth recital to this Second Supplemental Indenture.

“Underwriting Agreement” has the meaning specified in the fourth recital to this Second Supplemental Indenture.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

SECTION 2.1.   Designation and Principal Amount. There is hereby authorized a series of Securities designated the “7.20% Series A Junior Subordinated Notes due 2066”, limited in aggregate principal amount to $600,000,000, which amount shall be as set forth in any written Company Order for the authentication and delivery of Notes pursuant to Section 301 of the Base Indenture and Section 8.1 of this Second Supplemental Indenture.

SECTION 2.2.   Maturity. The Stated Maturity will be November 1, 2066, which may not be shortened or extended.

SECTION 2.3.   Form and Payment. Except as provided in Section 2.4, the Notes shall be issued as Registered Securities in fully registered certificated form without interest coupons in minimum denominations of $1,000 and integral multiples of $1,000. Principal and interest on the Notes issued in certificated form will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes bearing identical terms and provisions at the office or agency of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register.

SECTION 2.4.   Exchange and Registration of Transfer of Notes; Restrictions on Transfers; Common Depositary. The Notes will be issued to the holders in accordance with the following procedures:

(a)  So long as Notes are eligible for book-entry settlement with the Depositary, or unless required by law, all Notes that are so eligible will be represented by one or more Notes in global form (a “Global Note”) registered in the name of the Common Depositary or the nominee of the Common Depositary. Except as provided in Section 2.4(c) below, beneficial owners of a Global Note shall not be entitled to have Definitive Note Certificates registered in their names, will not receive or be entitled to receive physical delivery of Definitive Note Certificates and will not be registered holders of such Global Notes.

(b)  The transfer and exchange of beneficial interests in Global Notes shall be effected through the Common Depositary in accordance with the Base Indenture and the procedures and standing instructions of the Common Depositary, and the Trustee shall make appropriate endorsements to reflect increases or decreases in principal amounts of such Global Notes.

(c)  Notwithstanding any other provisions of the Base Indenture or the Second Supplemental Indenture (other than the provisions set forth in this Section 2.4(c)), a Global Note may not be exchanged in whole or in part for Notes registered, and no transfer of a Global Note may be registered, in the name of any person other than the Common Depositary or a nominee thereof unless (i) such Common Depositary (A) has notified the Company that it is unwilling or unable to continue as Common Depositary for such Global Note or (B) has ceased to be a clearing agency registered as such under the Exchange Act and no successor Common Depositary has been appointed by the Company within 90 days after its receipt of such notice or its becoming aware of such ineligibility, (ii) there shall have occurred and be continuing an Event of Default, or any event which after notice or lapse of time or both would be an Event of Default under the Indenture, with respect to such Note, or (iii) the Company, in its sole discretion and subject to the procedures of the Common Depositary, instructs the Trustee to exchange such Global Note for a Note that is not a Global Note (in which case such exchange (subject to such procedures) shall be effected by the Trustee).

The Common Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Common Depositary with respect to the Global Notes. Initially, the Global Notes shall be registered in the name of Cede & Co., as the nominee of the Common Depositary, and deposited with the Trustee as custodian for Cede & Co.

Definitive Notes issued in exchange for all or a part of a Global Note pursuant to this Section 2.4(c) shall be registered in such names and in such authorized denominations as the Common Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such definitive Notes to the person in whose names such definitive Notes are so registered.

So long as Notes are represented by one or more Global Notes, (i) the registrar for the Notes and the Trustee shall be entitled to deal with the Common Depositary for all purposes of the Indenture relating to such Global Notes as the sole holder of the Notes evidenced by such Global Notes and shall have no obligations to the holders of beneficial interests in such Global Notes; and (ii) the rights of the holders of beneficial interests in such Global Notes shall be exercised only through the clearing agency and shall be limited to those established by law and agreements between such holders and the clearing agency and/or the participants in the clearing agency.

At such time as all interests in a Global Note have been paid, redeemed, exchanged, repurchased or canceled, such Global Note shall be, upon receipt thereof, canceled by the Trustee in accordance with standing procedures and instructions of the Common Depositary. At any time prior to such cancellation, if any interest in a Global Note is exchanged for definitive Notes, redeemed by the Company pursuant to Article III or canceled, or transferred for part of a Global Note, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions of the Common Depositary be reduced or increased, as the case may be, and an endorsement shall be made on such Global Note by, or at the direction of, the Trustee to reflect such reduction or increase.

SECTION 2.5.   Interest.

(a)  Each Note will bear interest at (i) the rate of 7.20% per annum (the “Fixed Coupon Rate”) until November 1, 2011 (the “Fixed Rate Period”), and (ii) the Three-Month LIBOR Rate plus 3.0175% per annum, reset quarterly on the LIBOR Rate Reset Dates (the “Floating Coupon Rate” and, together with the Fixed Coupon Rate, the “Coupon Rate”), from November 1, 2011 up to, but not including, the Stated Maturity (the “Floating Rate Period”), and will bear interest on any overdue principal at the then prevailing Coupon Rate and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the then prevailing Coupon Rate (“Additional Interest”), compounded semi-annually for the Fixed Rate Period and quarterly for the Floating Rate Period, payable (subject to the provisions of Article IV) semi-annually in arrears on the 1st day of May and November of each year during the Fixed Rate Period and quarterly in arrears on the 1st day of February, May, August and November of each year during the Floating Rate period (each, an “Interest Payment Date”), commencing on May 1, 2007 for the Fixed Rate Period and February 1, 2012 for the Floating Rate Period) to the Person in whose name such Note is registered, subject to certain exceptions, at the close of business on the Record Date next preceding such Interest Payment Date. The “Record Date” for payment of interest will be the Business Day next preceding the Interest Payment Date, unless such Note is registered to a holder other than the Common Depositary or a nominee of the Depositary, in which case the Record Date for payment of interest will be the fifteenth calendar day preceding the applicable Interest Payment Date, whether or not a Business Day.

(b)  During the Fixed Rate Period, the amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, and during the Floating Rate Period, the amount of interest payable for any period will be computed on the basis of the actual number of days in the relevant period divided by 360. During the Fixed Rate Period, if an Interest Payment Date, redemption date or the Stated Maturity of the Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date, redemption date or the Stated Maturity, as the case may be. During the Floating Rate Period, if any Interest Payment Date, other than a redemption date or the Stated Maturity of the Notes, falls on a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. Also, if a redemption date or the Stated Maturity of the Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after a redemption date or the Stated Maturity, as the case may be. During the Floating Rate Period, if any LIBOR Rate Reset Date falls on a day that is not a Business Day, the LIBOR Rate Reset Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding Business Day. During the Floating Rate Period, the interest rate in effect on any LIBOR Rate Reset Date will be the applicable rate as reset on that date and the interest rate applicable to any other day will be the interest rate as reset on the immediately preceding LIBOR Rate Reset Date.

SECTION 2.6.   Event of Default.  An Event of Default as defined in the Indenture shall be an Event of Default with respect to the Notes, provided that the nonpayment of interest for so long as and to the extent that interest is permitted to be deferred pursuant to Article IV herein shall not be deemed to be a default in the payment of interest for the purposes of Article V of the Base Indenture and shall not otherwise be deemed an Event of Default with respect to the Notes. For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee or the holders of the Notes, no breach by the Company of any covenant or obligation under the Indenture or the terms of the Notes shall be an Event of Default except those breaches that are specifically identified as an Event of Default under the Indenture.

SECTION 2.7.   Certain Covenants Do Not Apply to Notes.  The covenants set forth in Section 1009 and Section 1010 of the Base Indenture (the “Inapplicable Covenants”) do not apply to the Notes. Holders of the Notes may not require the Company to comply with the terms of the Inapplicable Covenants, and noncompliance by the Company with the terms of the Inapplicable Covenants shall not be deemed to be an Event of Default with respect to the Notes.

ARTICLE III

REDEMPTION OF THE NOTES

SECTION 3.1.   Special Event Redemption. If a Special Event shall occur and be continuing, the Company may redeem the Notes within 90 days after the occurrence of that Special Event, in whole but not in part, before November 1, 2011, at the Special Event Redemption Price plus accrued and unpaid interest thereon, if any, to but excluding the redemption date. The Special Event Redemption Price shall be paid prior to 2:30 p.m., New York City time, on the date of such redemption, provided that the Company shall deposit with the Trustee an amount sufficient to pay the Special Event Redemption Price by 11:00 a.m., New York City time, on the date such Special Event Redemption Price is to be paid. The Company will notify the Trustee of the amount of the Special Event Redemption Price promptly after the calculation thereof, and the Trustee will not be responsible for such calculation.

SECTION 3.2.   Optional Redemption by Company. Subject to the provisions of Article XI of the Base Indenture, except as otherwise may be specified in this Second Supplemental Indenture, the Company shall have the right to redeem the Notes, in whole or in part, from time to time, on or after November 1, 2011, at a redemption price equal to 100% of their principal amount (the “Optional Redemption Price”) plus accrued and unpaid interest thereon, if any, to but excluding the redemption date. If the Notes are only partially redeemed pursuant to this Section 3.2, the Notes will be redeemed pro rata, by lot or by any other method utilized by the Trustee, provided that, if at the time of redemption the Notes are registered as a Global Note, the Common Depository shall determine by lot the principal amount of such Notes held by each Holder of Note to be redeemed. The Optional Redemption Price shall be paid prior to 2:30 p.m., New York City time, on the date of such redemption provided that the Company shall deposit with the Trustee an amount sufficient to pay the Optional Redemption Price by 11:00 a.m., New York City time, on the date such Optional Redemption Price is to be paid.

SECTION 3.3.   Notice of Redemption. Subject to Article Eleven of the Base Indenture, notice of any redemption pursuant to this Section 3.3 will be mailed at least 20 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder’s registered address. Unless the Company defaults in payment of the applicable redemption price, on and after the redemption date interest shall cease to accrue on such Notes called for redemption.

SECTION 3.4.   No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

ARTICLE IV

OPTION TO DEFER INTEREST PAYMENTS

SECTION 4.1.   Option to Defer Interest Payments. (a) At the Company’s option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the Stated Maturity of the Notes, and the Company may not begin a new Optional Deferral Period until it has paid all accrued interest on the Notes from the previous Optional Deferral Period.

(b)  Any deferred interest on the Notes will accrue Additional Interest at a rate equal to the Coupon Rate then applicable to the Notes, to the extent permitted by applicable law. Once the Company pays all deferred interest payments on the Notes, including any Additional Interest accrued on the deferred interest, it shall be entitled to again defer interest payments on the Notes as described above, but not beyond the Stated Maturity of the Notes.

(c)  Unless the Company has paid all accrued and payable interest on the Notes, it will not and its Subsidiaries shall not do any of the following:

(i)  declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of the Company’s capital stock;

(ii)  make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of its debt securities that rank on a parity with or junior in right of payment or upon liquidation to the Notes (including debt securities of other series issued under the Base Indenture); or

(iii)  make any guarantee payments on any guarantee of debt securities if the guarantee ranks on a parity with or junior in right of payment or upon liquidation to the Notes.

(d)  Notwithstanding clause (c) above, at any time, including during an Optional Deferral Period, the Company may:

(i)  pay stock dividends or distributions in additional shares of its capital stock;

(ii)  declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan or repurchase such rights; and

(iii)  purchase common stock for issuance pursuant to any employee benefit plans or dividend reinvestment and direct stock purchase plans.

SECTION 4.2.   Notice of Deferral. The Company shall give the Trustee written notice of any optional deferral of interest not more than 15 Business Days prior to the applicable Interest Payment Date. The Trustee shall forward such notice promptly to each holder of record of Notes.

ARTICLE V

EXPENSES

SECTION 5.1.   Payment of Expenses. In connection with the offering, sale and issuance of the Notes, the Company shall:

(a)  pay for all costs and expenses relating to the offering, sale and issuance of the Notes, including commissions to the underwriters payable pursuant to the Underwriting Agreement and compensation of the Trustee under the Indenture in accordance with the provisions of Section 606 of the Base Indenture; and

(b)  be primarily liable for any indemnification obligations arising with respect to the Underwriting Agreement.

SECTION 5.2.   Payment upon Resignation or Removal. Upon termination of this Second Supplemental Indenture or the Base Indenture or the removal or resignation of the Trustee pursuant to Section 608 of the Base Indenture, the Company shall pay to the Trustee all amounts owed to it under Section 606 of the Base Indenture accrued to the date of such termination, removal or resignation.

ARTICLE VI

SUBORDINATION

SECTION 6.1.   Agreement to Subordinate. The Company covenants and agrees, and each Holder of Notes issued hereunder by such Holder’s acceptance thereof likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article VI; and each Holder of a Note, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

The payment by the Company of the principal of, premium, if any, and interest on all Notes issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and junior in right of payment and upon liquidation to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding at the date of this Second Supplemental Indenture or thereafter incurred. Nothing in this Article VI shall apply to claims of, or payments to, the Trustee under or pursuant to Section 606 or any other Section of this Indenture.

No provision of this Article VI shall prevent the occurrence of any default or Event of Default hereunder.

SECTION 6.2.   Default on Senior Indebtedness. In the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness of the Company, as the case may be, or in the event that the maturity of any Senior Indebtedness of the Company, as the case may be, has been accelerated because of a default, then, in either case, no payment shall be made by the Company with respect to the principal (including redemption and sinking fund payments) of, or premium, if any, or interest on the Notes.

In the event that, notwithstanding the foregoing, any payment or distribution of any assets of the Company of any kind whatsoever shall be received by the Trustee when such payment is prohibited by the preceding paragraph of this Section 6.2 or of Section 6.3, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Senior Indebtedness.

SECTION 6.3.   Liquidation; Dissolution; Bankruptcy. Upon any payment by the Company or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness of the Company shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment is made by the Company on account of the principal (and premium, if any) or interest on the Notes; and upon any such dissolution or winding-up or liquidation or reorganization, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Note or the Trustee would be entitled to receive from the Company, except for the provisions of this Article VI, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders of the Notes or by the Trustee under this Indenture if received by them or it, directly to the holders of Senior Indebtedness of the Company (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, as calculated by the Company) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay such Senior Indebtedness in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the Holders of Notes or to the Trustee.

In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the Trustee before all Senior Indebtedness of the Company is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, and their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness of the Company, as the case may be, remaining unpaid to the extent necessary to pay such Senior Indebtedness in full in money in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

For purposes of this Article VI, the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article VI with respect to the Notes to the payment of all Senior Indebtedness of the Company, as the case may be, that may at the time be outstanding, provided that (i) such Senior Indebtedness is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Article Eight of the Base Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 6.3 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article Eight of the Base Indenture. Nothing in Section 6.2 or in this Section 6.3 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 606 of the Base Indenture.

SECTION 6.4.   Subrogation. Subject to the payment in full of all Senior Indebtedness of the Company, the rights of the Holders of the Notes shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company, as the case may be, applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of such Senior Indebtedness of any cash, property or securities to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article VI, and no payment over pursuant to the provisions of this Article VI to or for the benefit of the holders of such Senior Indebtedness by Holders of the Notes or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness of the Company, and the Holders of the Notes shall be deemed to be a payment by the Company to or on account of such Senior Indebtedness. It is understood that the provisions of this Article VI are and are intended solely for the purposes of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of such Senior Indebtedness, on the other hand.

Nothing contained in this Article VI or elsewhere in the Indenture or in the Notes is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness of the Company, and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Notes and creditors of the Company, as the case may be, other than the holders of Senior Indebtedness of the Company, as the case may be, nor shall anything herein or therein prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article VI of the holders of such Senior Indebtedness in respect of cash, property or securities of the Company, as the case may be, received upon the exercise of any such remedy.

Upon any payment or distribution of assets of the Company referred to in this Article VI, the Trustee, subject to the provisions of Section 602 of the Base Indenture, and the Holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of the Notes, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of Senior

Indebtedness and other indebtedness of the Company, as the case may be, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VI.

SECTION 6.5.   Trustee to Effectuate Subordination. Each Holder of Notes by such Holder’s acceptance thereof authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article VI and appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes.

SECTION 6.6.   Notice by the Company. The Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article VI. Notwithstanding the provisions of this Article VI or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article VI, unless and until a Responsible Officer of the Trustee shall have received written notice thereof from the Company or a holder or holders of Senior Indebtedness or from any trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of Section 602 of the Base Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that, if the Trustee shall not have received the notice provided for in this Section 6.6 at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Note), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

The Trustee, subject to the provisions of Section 602 of the Base Indenture, shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness of the Company, as the case may be (or a trustee on behalf of such holder) to establish that such notice has been given by a holder of such Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Article VI, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article VI, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

SECTION 6.7.   Rights of the Trustee; Holders of Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article VI in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

With respect to the holders of Senior Indebtedness of the Company, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article VI, and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into the Base Indenture or this Second Supplemental Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Senior Indebtedness and the Trustee shall not be liable to any holder of such Senior Indebtedness if it shall pay over or deliver to Holders of Notes, the Company or any other Person money or assets to which any holder of such Senior Indebtedness shall be entitled by virtue of this Article VI or otherwise.

SECTION 6.8.   Subordination May Not Be Impaired. No right of any present or future holder of any Senior Indebtedness of the Company to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company, as the case may be, or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company, as the case may be, with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Company may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this Article VI or the obligations hereunder of the Holders of the Notes to the holders of such Senior Indebtedness, do any one or more the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (iii) release any Person liable in any manner for the collection of such Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company, as the case may be, and any other Person.

ARTICLE VII

FORM OF NOTE

SECTION 7.1.   Form of Note. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form attached hereto as Exhibit A.

ARTICLE VIII

ORIGINAL ISSUE OF NOTES

SECTION 8.1.   Original Issue of Notes. Notes in the aggregate principal amount of $600,000,000 may, upon execution of this Second Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company, signed by its Chairman, its President, or any Vice President and its Treasurer or an Assistant Treasurer, without any further action by the Company. Additional Notes without limitation as to amount, and without the consent of the holders of the then Outstanding Notes, may also be authenticated and delivered in the manner provided in Section 201 of the Base Indenture. Any such additional Notes will have the same Stated Maturity and other terms as those initially issued and shall be consolidated with and part of the same series of Notes as the Notes initially issued under this Second Supplemental Indenture.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.   Ratification of Indenture; Second Supplemental Indenture Controls. The Base Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The provisions of this Second Supplemental Indenture shall supercede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent with the Second Supplemental Indenture.

SECTION 9.2.   Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

SECTION 9.3.   Governing Law. This Second Supplemental Indenture and each Note shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

SECTION 9.4.   Separability. In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture or of the Notes, but Second Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 9.5.   Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

-NY12533:207075.920

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed on the date or dates indicated in the acknowledgements and as of the day and year first above written.

SOUTHERN UNION COMPANY

By: ___________________________
Name:
Title:

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

By: ____________________________
Name:
Title:

-NY12533:207075.9

EXHIBIT A
(FORM OF FACE OF NOTE)
[THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR JUNIOR SUBORDINATED NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.]*
[UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF [CEDE & CO]. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO [CEDE & CO.], ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, [CEDE & CO.], HAS AN INTEREST HEREIN.]*
THE NOTES EVIDENCED HEREBY WILL BE ISSUED, AND MAY BE TRANSFERRED, ONLY IN BLOCKS HAVING A PRINCIPAL AMOUNT OF NOT LESS THAN $1,000. ANY TRANSFER, SALE OR OTHER DISPOSITION OF SUCH NOTES IN A BLOCK HAVING A PRINCIPAL AMOUNT OF LESS THAN $1,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF SUCH NOTES FOR ANY PURPOSE, INCLUDING BUT NOT LIMITED TO THE RECEIPT OF PAYMENTS IN RESPECT OF SUCH NOTES, AND SUCH TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN SUCH NOTES.

* Insert in Global Notes.